EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 10, 2010 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Supertex, Inc.’s Annual Report on Form 10-K for the fiscal year ended April 3, 2010.

/s/ PricewaterhouseCoopers LLP
San Jose, California
June 10, 2010